Exhibit 99.1

GOLDEN ARROW MERGER CORP.

PRO FORMA BALANCE SHEET

	Actual as of March 19, 2021	Pro Forma Adjustments	As Adjusted as of March 19, 2021
		(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	$883,259	-	$883,259
Prepaid expenses	545,650	-	545,650
Total Current Assets	1,428,909	-	1,428,909

Cash held in Trust Account	250,000,000	37,500,000	287,500,000
Total Assets	$251,428,909	37,500,000	$288,928,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accrued offering costs	$10,000	-	$10,000
Promissory note – related party	141,367	-	141,367
Total Current Liabilities	151,367	-	151,367

Deferred underwriting fee payable	8,750,000	1,312,500	10,062,500
Total Liabilities	8,901,367	1,312,500	10,213,867

Commitments and Contingencies

Class A common stock subject to possible redemption, 23,752,754 and 27,371,504 shares at a redemption value of $10.00 per share	237,527,540	36,187,500	273,715,040

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-	-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,247,246 and 1,378,496 issued and outstanding (excluding 23,752,754 and 27,371,504 shares subject to possible redemption)	125	13	138
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding (1)	719	-	719
Additional paid-in capital	4,999,647	(13)	4,999,634
Accumulated deficit	(489)	-	(489)
Total Stockholders’ Equity	5,000,002	-	5,000,002
Total Liabilities and Stockholders’ Equity	$251,428,909	37,500,000	$288,928,909